CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

2.450% InterNotes® Due August 15, 2024	$4,335,000	$525.40

3.150% InterNotes® Due August 15, 2029	$9,659,000	$1,170.67

4.250% InterNotes® Due August 15, 2049	$28,806,000	$3,491.29

Filed under 424(b)(2), Registration Statement No. 333-232862-01

Pricing Supplement No. 1 - Dated Monday, August 5, 2019 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LJ61	$4,335,000.00	100%	1.250%	$4,280,812.50	2.450%	Semi-Annual	08/15/2024	02/15/2020	$12.73	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2020 and any time thereafter

Joint Lead Managers and Lead Agents: Incapital LLC                Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2020 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of such the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LJ79	$9,659,000.00	100%	1.800%	$9,485,138.00	3.150%	Semi-Annual	08/15/2029	02/15/2020	$16.36	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2020 and any time thereafter

Joint Lead Managers and Lead Agents: Incapital LLC                Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2020 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of such the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus..

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LJ87	$28,806,000.00	100%	3.150%	$27,898,611.00	4.250%	Semi-Annual	08/15/2049	02/15/2020	$22.08	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2020 and any time thereafter

Joint Lead Managers and Lead Agents: Incapital LLC                Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2020 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of such the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H.H. Dow Way

Trade Date: Monday, August 5, 2019 @ 12:00 PM ET

Settle Date: Thursday, August 8, 2019

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

The Dow Chemical Company The Dow Chemical Company InterNotes

Midland, Michigan 48674	Legal Matters:
In the opinion of Leah Trzcinski, Counsel and Assistant Secretary, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated August 5, 2019, filed in the Company’s Current Report on Form 8-K dated August 5, 2019 and incorporated by reference as Exhibit 5.1 to the Company’s registration statement on Form S-3 ASR (File No. 333-232862-01). Capitalized terms used in this paragraph without definition have the meanings ascribed to them in the accompanying Prospectus Supplement.

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